Exhibit 99.1

NEWS RELEASE

Contact:	Brittany M. Zolko
(717) 692-7187
brittany.zolko@midpennbank.com

FOR IMMEDIATE RELEASE

Mid Penn Bancorp, Inc. and First Priority Financial Corp.

Announce Agreement to Merge

MILLERSBURG, Pa. (Jan. 16, 2018) (GLOBE NEWSWIRE) – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ: MPB), headquartered in Millersburg, Pennsylvania, and First Priority Financial Corp. (“First Priority”) (OTCQX: FPBK), headquartered in Malvern, Pennsylvania, today jointly announced the signing of a definitive merger agreement pursuant to which Mid Penn will acquire First Priority in an all-stock transaction valued at approximately $82 million based upon Mid Penn’s 20-day volume weighted average price of $33.71 as of January 12, 2018. The merger, unanimously approved by both boards of directors, will expand Mid Penn’s footprint into the attractive demographic markets of southeastern Pennsylvania, including Chester, Berks, Montgomery and Bucks counties, creating a community banking franchise with approximately $2.2 billion in assets, $1.8 billion in deposits and $1.6 billion in loans.

Under the terms of the merger agreement, shareholders of First Priority common stock will receive 0.3481 shares of Mid Penn common stock for each share of First Priority common stock they own. All options to purchase First Priority common stock will be cashed out upon completion of the merger.

“We are pleased to be partnering with First Priority which, much like Mid Penn, has developed a reputation for providing excellent service and customized solutions to its customers,” said Mid Penn President and CEO Rory G. Ritrievi. “This merger provides us with the opportunity to expand into several new and dynamic markets while also bringing on board a number of well-respected, talented employees from all areas of the bank. It also provides an attractive financial return to both sets of shareholders. We look forward to continuing our development of a statewide presence, and inviting customers throughout southeastern Pennsylvania to experience the Mid Penn brand of community banking.”

“At First Priority Bank, we are very focused on providing our customers with exceptional service and our shareholders with a meaningful return on their investment,” said First Priority Chairman and CEO David E. Sparks. “Mid Penn is an ideal partner for First Priority, one with a strategic focus on their customers, employees, shareholders and community. This partnership will enable us to provide even more value to these constituencies. We are very pleased to announce this merger and look forward to being a part of Mid Penn’s growing footprint.”

The transaction is expected to be accretive to earnings per share with a tangible book value dilution earn back in under 3 years.

Subject to customary closing conditions, including the receipt of regulatory and shareholder approvals, the merger is expected to close in the third quarter of 2018. Following completion of the merger, First Priority Bank will be merged with and into Mid Penn Bank and will operate as “First Priority Bank, a division of Mid Penn Bank.” Four First Priority Directors will join the boards of Mid Penn and Mid Penn Bank, including David E. Sparks, who will lead the First Priority division and have an active leadership role in the combined company as Chief Strategic Advisor.

Sandler O’Neill + Partners, L.P. served as financial advisor and Pillar+Aught served as legal advisor to Mid Penn in the transaction. Griffin Financial Group LLC acted as financial advisor and Stevens & Lee, P.C. acted as legal advisor to First Priority.

Important Additional Information and Where to Find It

The proposed transaction will be submitted to the shareholders of First Priority and Mid Penn for their consideration and approval. In connection with the proposed transaction, Mid Penn will be filing with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, which will include a joint proxy statement/prospectus and other relevant documents to be distributed to the shareholders of Mid Penn and First Priority. Investors are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Investors will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Mid Penn and First Priority, free of charge from the SEC’s Internet site (www.sec.gov), or by contacting Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061, attention: Investor Relations (telephone (717) 692-7105); or First Priority Financial Corp., 2 West Liberty Boulevard, Suite 104, Malvern, Pennsylvania 19355, attention: Investor Relations (telephone (610) 280-7100). INVESTORS SHOULD READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE TRANSACTION.

Mid Penn, First Priority and their respective directors, executive officers, and certain other members of management and employees may be soliciting proxies from Mid Penn and First Priority shareholders in favor of the transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Mid Penn and First Priority shareholders in connection with the proposed transaction will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find information about Mid Penn’s executive officers and directors in its most recent proxy statement filed with the SEC, which is available at the SEC’s Internet site (www.sec.gov). Information about First

Priority’s executive officers and directors is set forth in its most recent annual report on Form 10-K filed with the SEC, which is available at the SEC’s Internet site. You can also obtain free copies of these documents from Mid Penn or First Priority, as appropriate, using the contact information above.

This document is not an offer to sell shares of Mid Penn’s securities which may be issued in the proposed transaction. Such securities are offered only by means of the joint proxy statement/prospectus referred to above.

About Mid Penn Bancorp, Inc.

Mid Penn Bancorp, Inc. (NASDAQ: MPB), headquartered in Millersburg, Pa., has been serving the community since 1868. Mid Penn has 29 retail locations in the state of Pennsylvania. Its footprint includes Cumberland, Dauphin, Fayette, Lancaster, Luzerne, Northumberland, Schuylkill and Westmoreland counties. The bank offers a comprehensive portfolio of products and services to meet the banking needs of the communities it serves. To learn more about Mid Penn Bank, visit www.midpennbank.com.

About First Priority Financial Corp.

First Priority Financial Corp. has total assets of approximately $610 million. Headquartered in Malvern, Pa., First Priority provides personal banking, business banking and wealth management services through its seven locations in Chester, Berks, Montgomery and Bucks counties. Additional information is available through the bank’s website at www.fpbk.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: the ability to obtain regulatory approvals and satisfy other closing conditions to the merger, including approval by shareholders of Mid Penn and First Priority; the timing of closing the merger; difficulties and delays in integrating the business or fully realizing cost savings and other benefits; ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve other merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Mid Penn Bancorp, Inc.’s and First Priority Financial Corp.’s filings with the Securities and Exchange Commission (SEC).

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